                                                                    EXHIBIT 99.1


                                      [GOLDEN TELECOM LOGO]    [GRAPHIC OMITTED]





FOR IMMEDIATE RELEASE


             STRONG REVENUE GROWTH AND CONTINUED REGIONAL EXPANSION GOLDEN TELECOM REPORTS RESULTS FOR THE FIRST QUARTER 2004


MOSCOW, RUSSIA (MAY 6, 2004) -- Golden Telecom, Inc.'s (NASDAQ: "GLDN") consolidated revenue in the first quarter 2004 rose 70% relative to the same quarter in 2003 to $133.2 million. Net income rose to $14.7 million, up 15% relative to the same period in the previous year.

Here are some of the highlights for the first quarter 2004 vs. the first quarter 2003:

     o   CONSOLIDATED REVENUES OF $133.2 MILLION - UP 70%

     o   CONSOLIDATED OPERATING INCOME OF $21.1 MILLION - UP 23%

     o   CONSOLIDATED NET INCOME OF $14.7 MILLION - UP 15%

     o   CONSOLIDATED NET CASH FLOW FROM OPERATIONS OF $29.5 MILLION - UP 50%

     o   CONSOLIDATED EBITDA(1) OF $38.5 MILLION - UP 39%

Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc., commented: "I was encouraged by the strong top line growth that we showed across all business units. This is impressive, as the first quarter is traditionally the slowest for us because of the large number of public holidays in Russia. We have demonstrated an ability to maintain focus on our daily activities during this period of reorganizing our recent acquisitions, Comincom and Combellga, so that they operate consistently with our largest subsidiary, Sovintel.

We continue to expand our operations into selected Russian regional centers, announcing our acquisition of 50% plus one share of Samara-Telecom in February this year for $4.8 million. Samara-Telecom recorded $1.1 million in revenues and $0.3 million in operating income for the two months that it was consolidated in this quarter.

I am also pleased to announce that in April 2004 we completed the acquisition of 100% of OAO Balticom Mobile that owns 62% of ZAO WestBaltTelecom, an alternative telecommunications operator, in the strategically important enclave of Kaliningrad. The purchase price was approximately $7.0 million and ZAO WestBaltTelecom recorded approximately $5.0 million in revenue last year according to Russian Accounting Standards.

In April 2004, we also acquired the remaining 49% of OOO UralRelcom that we previously did not own from our local partner for approximately $1.0 million. OOO UralRelcom is an Internet Service Provider in the Siberian city of Ekaterinburg, with annual revenues last year of $4.1 million and operating profit of $1.0 million. As previously announced, we are continuing our negotiations to purchase an alternative telecommunications operator in the Southern Russian city of Rostov-on-Don. We expect to execute a Sales Purchase Agreement in the second quarter of this year.

Although our revenue growth is strong, our overall margins continue to be impacted by price increases for services received from monopolistic incumbent operators. However, it is noteworthy that the Consumer Internet business unit recorded its first operating profit this quarter, as a result of increased revenues and a relatively stable cost base. We also recorded expenses of $1.8 million for consulting costs and compensation and related payments to employees that we let go in connection with the planned reorganization resulting from the acquisition of Comincom and Combellga."

In February 2004, Golden Telecom declared a cash dividend of $0.20 per common share to shareholders of record as of March 18, 2004. The company paid the total amount payable of $7.2 million to shareholders on March 29, 2004.

In March 2004, Golden Telecom filed a Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission to register 3,839,823 shares of common stock held by the European Bank for Reconstruction and Development, Capital International Global Emerging Markets Private Equity Fund L.P., Cavendish Nominees Limited, and First NIS Regional Fund SICAV in connection with an anticipated secondary offering of these shares. Golden Telecom had 36,207,256 shares of Common Stock outstanding as of March 31, 2004.

Subject to the approval of its Board of Directors, Golden Telecom plans to transfer 20% of its ownership interest in its Ukrainian subsidiary in exchange for services subcontracted to a Ukrainian local partner through affiliates of Golden Telecom's largest shareholder, Alfa Telecom Limited ("Alfa"). This transaction is expected to close in the second quarter and may result in a charge to operating income of up to $4.0 million.

MORE FIRST QUARTER 2004 RESULTS (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA):

                                                                                      1Q04                     1Q04
                                                          1Q04          1Q03         VS 1Q03      4Q03        VS 4Q03
                                                         ------        -----         -------    -------       -------
Consolidated revenues                                    $133.2        $78.4           70%       $111.3          20%
Operating income                                          $21.1        $17.2           23%        $16.8          26%
Operating margin                                             16%          22%                        15%
Income tax                                                 $7.1         $4.2           69%         $2.9         145%
Effective income tax rate                                    33%          25%                        14%
Net income                                                $14.7        $12.8           15%        $18.2         -19%
Net income per share (fully diluted)                      $0.40        $0.47          -15%        $0.58         -31%
Diluted weighted average shares                            36.5         27.4           33%         31.6          16%
Cash paid for purchases of property, equipment
and intangible assets                                     $25.9        $11.8          119%        $20.9          24%

ABOUT GOLDEN TELECOM (WWW.GOLDENTELECOM.COM)
Golden Telecom, Inc., (NASDAQ: "GLDN") is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay networks in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, and Krasnoyarsk and via intercity fiber optic and satellite-based networks - including approximately 200 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include the potential acquisition in Rostov-on-Don, the planned compensation arrangement with an affiliate of Alfa, and the sale of 20% of our Ukranian subsidiary. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not be able to finalize the terms of our potential acquisition in Rostov-on-Don, we may not be able to complete our proposed compensation arrangement with an affiliate of Alfa, our relationship with our potential local partners in Ukraine may not develop in a manner which is beneficial to us or that the benefits of such partnership will not outweigh any loss of control over our Ukranian operations. Other risks and uncertainties include political, economic and regulatory developments in Russia, Ukraine and Kazakhstan and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's periodic reports on Form 8-K filed during 2004, and the Company's annual report on Form 10-K for the year ended December 31, 2003.

FOR MORE INFORMATION, CONTACT:
PUBLIC RELATIONS:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9332
INVESTOR RELATIONS:
Tom Adshead
e-mail: tadshead@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.com

                              GOLDEN TELECOM, INC.
                CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
               (AMOUNTS IN MILLIONS OF US$, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS ENDED:
                                                      ------------------------
                                                        3/31/03      3/31/04
                                                      -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
Revenues                                                $  78.4      $ 133.2
Operating costs and expenses:
    Access and network services (excluding
    depreciation and amortization)                         37.3         68.3
    Selling, general and administrative
      (excluding depreciation and amortization)            13.5         26.4
    Depreciation and amortization                          10.4         17.4
                                                        -------      -------
Operating Income                                           17.2         21.1

Other income (expense):
    Equity in earnings of ventures                          0.1           --
    Foreign currency gain                                   0.2          0.8
    Interest income (expense), net                         (0.4)         0.1
    Minority interest                                      (0.1)        (0.2)
                                                        -------      -------

       Total other income (expense)                        (0.2)         0.7
                                                        -------      -------

Income before income taxes                                 17.0         21.8
Income taxes                                                4.2          7.1
                                                        -------      -------

Net Income                                              $  12.8      $  14.7
                                                        =======      =======

Basic earnings per share of common stock:
    Net income per share - basic                        $  0.47      $  0.41
                                                        =======      =======

Weighted average common shares - basic                     27.1         36.0
                                                        =======      =======

Diluted earnings per share of common stock:
    Net income per share - diluted                      $  0.47      $  0.40
                                                        =======      =======

Weighted average common shares - diluted                   27.4         36.5
                                                        =======      =======

Cash dividend per share of common stock                 $    --      $  0.20
                                                        =======      =======



                                    - MORE -

                               GOLDEN TELECOM INC.
                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                          (AMOUNTS IN MILLIONS OF US$)

                                                                           12/31/03         3/31/04
                                                                          ---------       -----------
                                                                          (AUDITED)       (UNAUDITED)
ASSETS
Current assets
    Cash and cash equivalents                                               $ 65.2          $ 58.7
    Accounts receivable, net                                                  74.0            86.1
    VAT receivable                                                            14.8            17.2
    Prepaid expenses and other assets                                         34.2            41.3
                                                                            ------          ------
       Total current assets                                                  188.2           203.3

Property and equipment, net                                                  283.1           302.7
Goodwill                                                                     144.0           144.2
Intangible assets, net                                                       104.8           105.1
Restricted cash and other assets                                               9.1             9.5
                                                                            ------          ------

TOTAL ASSETS                                                                $729.2          $764.8
                                                                            ======          ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses                                   $ 67.8          $ 81.5
    VAT payable                                                               10.2            13.1
    Debt maturing within one year and current capital lease                    4.0             3.5
    obligations
    Other current liabilities                                                 17.9            20.1
                                                                            ------          ------
       Total current liabilities                                              99.9           118.2

Long-term debt and capital lease obligations                                   4.0             3.4
Other liabilities                                                             42.4            46.0
                                                                            ------          ------

TOTAL LIABILITIES                                                            146.3           167.6

Minority interest                                                              2.7             6.1

SHAREHOLDERS' EQUITY
    Common stock                                                               0.4             0.4
    Additional paid-in capital                                               663.4           666.8
    Accumulated deficit                                                      (83.6)          (76.1)
                                                                            ------          ------

TOTAL SHAREHOLDERS' EQUITY                                                   580.2           591.1
                                                                            ------          ------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $729.2          $764.8
                                                                            ======          ======


                                     MORE -

                               GOLDEN TELECOM INC.
                CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (AMOUNTS IN MILLIONS OF US$)

                                                                                   THREE MONTHS ENDED:
                                                                            ---------------------------------
                                                                              3/31/03               3/31/04
                                                                            -----------           -----------
                                                                            (UNAUDITED)           (UNAUDITED)
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES                                 $19.7                  29.5

INVESTING ACTIVITIES
        Purchase of property, equipment and intangible assets                  (11.8)                (25.9)
        Acquisitions, net of cash acquired                                        --                  (4.2)
        Restricted cash                                                          0.2                    --
        Other investing                                                          0.6                    --
                                                                               -----                 -----

NET CASH USED IN INVESTING ACTIVITIES                                          (11.0)                (30.1)

FINANCING ACTIVITIES
        Repayments of debt                                                      (0.1)                   --
        Net proceeds from exercise of employee stock options                     1.4                   2.1
        Payment of dividends                                                      --                  (7.2)
        Other financing                                                         (0.4)                 (1.1)
                                                                               -----                 -----

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                              0.9                  (6.2)

Effects of exchange rate changes on cash and cash equivalents                    0.1                   0.3
                                                                               -----                 -----
Net increase (decrease) in cash and cash equivalents                             9.7                  (6.5)
Cash and cash equivalents at beginning of period                                59.6                  65.2
                                                                               -----                 -----

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $69.3                 $58.7
                                                                               =====                 =====


                                     MORE -

                              GOLDEN TELECOM, INC.
                     LINE-OF-BUSINESS STATISTICS (UNAUDITED)
                              (AMOUNTS IN MILLIONS)

The following table presents our consolidated segment information for the last five quarters.

Revenue                                                             3/31/03      6/30/03        9/30/03      12/31/03      3/31/04
                                                                    -------      -------        -------      --------      -------
Business and Corporate                                              $ 39.0        $ 43.6        $ 46.7        $ 59.6        $ 72.9
Carrier and Operator                                                  29.8          26.8          32.9          39.1          45.7
Consumer Internet                                                      7.1           7.2           7.2           9.3          11.1
Mobile                                                                 3.2           3.6           3.6           3.5           3.6
Corporate and Eliminations                                            (0.7)         (0.5)         (0.3)         (0.2)         (0.1)
                                                                    ------        ------        ------        ------        ------
     Total Consolidated Revenue                                     $ 78.4        $ 80.7        $ 90.1        $111.3        $133.2
                                                                    ======        ======        ======        ======        ======

Operating income
Business and Corporate                                              $ 10.6        $ 13.5        $ 12.5        $ 10.9        $ 16.4
Carrier and Operator                                                   7.2           4.9           6.9           7.3           6.1
Consumer Internet                                                     (0.5)         (0.5)         (0.8)         (0.5)          1.0
Mobile                                                                 1.1           1.6           1.7           1.0           0.8
Corporate and Eliminations                                            (1.2)         (2.0)         (2.0)         (1.9)         (3.2)
                                                                    ------        ------        ------        ------        ------
     Total Consolidated Operating Income                            $ 17.2        $ 17.5        $ 18.3        $ 16.8        $ 21.1
                                                                    ======        ======        ======        ======        ======

Operating Margin %                                                    21.9%         21.7%         20.3%         15.1%         15.8%
Business and Corporate                                                27.2%         31.0%         26.8%         18.3%         22.5%
Carrier and Operator                                                  24.2%         18.3%         21.0%         18.7%         13.3%
Consumer Internet                                                     -7.0%         -6.9%        -11.1%         -5.4%          9.0%
Mobile                                                                34.4%         44.4%         47.2%         28.6%         22.2%


Reconciliation of consolidated EBITDA(1) to consolidated net income (unaudited)
                              (Amounts in millions)

                                                     THREE MONTHS ENDED:
                                                     -------------------
                                                     3/31/03     3/31/04

EBITDA(1)                                              27.6        38.5
    Depreciation and amortization                      10.4        17.4
                                                      -----       -----
Operating Income                                       17.2        21.1

Other income (expense):
    Equity in earnings of ventures                      0.1          --
    Foreign currency gain                               0.2         0.8
    Interest income (expense), net                     (0.4)        0.1
    Minority interest                                  (0.1)       (0.2)
                                                      -----       -----

       Total other income (expense)                    (0.2)        0.7

Income before income taxes                             17.0        21.8
Income taxes                                            4.2         7.1
                                                      -----       -----
Net Income                                            $12.8       $14.7
                                                      =====       =====


                                    - MORE -

The following table presents selected operating data(2) related to our consolidated and non-consolidated ventures at and for the periods shown:

                                                                THREE MONTHS ENDED:
                                                   -------------------------------------------------
                                                   9/30/03            12/31/03(5)            3/31/04
                                                   --------           -----------            -------
Total contracts
      Business and Corporate Services                68,549(4)           97,639              103,837
      Carrier and Operator Services                     689                 900                1,137
Dial-up Internet access subscribers(3)              291,167             363,545              404,953
Total active cellular subscribers                    36,861              40,026               46,669
Total employees - consolidated entities               2,117               3,004                3,072
Total employees - non-consolidated entities             132                 134                  139

NOTES TO DATA FOR GOLDEN TELECOM:

1. EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles
     (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.   MCT Corp. is not included in the operating data shown.

3. Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes "on-trial" users, free users and internal users.

4. The total number of contracts in the third quarter includes Sibchallenge for the first time. Sibchallenge has a significant number of contracts with residential customers.

5. Selected operating data for the fourth quarter includes Comincom and Combellga for the first time.